UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 4, 2005

PLUG POWER INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-27527	22-3672377

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany-Shaker Road, Latham, New York	12110

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (518) 782-7700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 4, 2005, Plug Power Inc. (the “Company”) issued a press release announcing that it has entered into an agreement to sell an aggregate of 11,000,000 shares of the Company’s common stock at a public offering price of $6.25 per share (the “Shares”) for aggregate gross proceeds of $68,750,000, before underwriting discounts and commissions and other offering expenses. Plug Power has granted the underwriters a 30-day option to purchase up to an additional 1,650,000 shares of its common stock to cover over-allotments, if any. The Company intends to use the net proceeds of the offering for working capital purposes, funds for operations, capital expenditures, research and product development, potential future acquisitions and other general corporate purposes.

Citigroup Global Markets Inc. is the sole bookrunner for this offering and Stephens Inc. is acting as co-manager. The Shares are covered by the Company’s Registration Statement on Form S-3 (File No. 333-117358) and are being sold to the several underwriters named in, and pursuant to, the underwriting agreement, dated as of August 4, 2005, by and among the Company and the underwriters named therein. The underwriters expect to deliver the Shares to purchasers on or about August 10, 2005. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
1.1*	Underwriting Agreement, dated August 4, 2005
5.1*	Legal Opinion of Goodwin Procter LLP dated August 4, 2005.
23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
99.1*	Press Release dated August 4, 2005.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Dated:	August 4, 2005	By:	/S/ DAVID A. NEUMANN
David A. Neumann Chief Financial Officer

EXHIBIT INDEX

1.1	*	Underwriting Agreement, dated August 4, 2005.

5.1	*	Legal Opinion of Goodwin Procter LLP dated August 4, 2005.

23.1	*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

99.1	*	Press Release of Plug Power Inc. dated August 4, 2005.

*	Filed herewith.